Exhibit 1.01
Introduction

This Conflict Minerals Report (“CMR”) for Rivian Automotive, Inc. for the reporting period from January 1 to December 31, 2023 has been prepared pursuant to Rule 13p1, the final conflict minerals implementing rules (the “Final Rules”) promulgated by the Securities and Exchange Commission (the “SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rules were adopted by the SEC to implement the reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, codified in Section 13(p) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Final Rules impose certain reporting obligations on Exchange Act reporting companies that manufacture or contract to manufacture products that contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold (collectively, “3TG”). To comply with the Final Rules, we conducted a Reasonable Country of Origin Inquiry (“RCOI”) of the conflict minerals that were necessary to the functionality or production of our products to assess whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (the “DRC Region” and collectively the “Covered Countries”).

Throughout this CMR, unless otherwise stated or the context requires otherwise, references to “Rivian,” the “Company,” “we,” “us,” and “our” refer to Rivian Automotive, Inc. and its consolidated subsidiaries. Terms used in this CMR but not defined herein shall have the meanings set forth in Section 1, Item 1.01(d) of Form SD.

Company Overview

Rivian is an American automotive manufacturer that develops and builds category-defining electric vehicles (“EVs”) and accessories. The Company creates innovative and technologically advanced products that are designed to excel at work and play with the goal of accelerating the global transition to zero-emission transportation and energy. Rivian vehicles are built in the United States and are sold directly to consumer and commercial customers. The Company provides a full suite of services that address the entire lifecycle of the vehicle and stay true to its mission to keep the world adventurous forever. Whether taking families on new adventures or electrifying fleets at scale, Rivian vehicles all share a common goal — preserving the natural world for generations to come.

Some of our products, including (i) our consumer vehicles (the R1T, a two-row, five passenger pickup truck, and the R1S, a three-row, seven passenger sport utility vehicle), (ii) our commercial vehicles (including the Rivian Commercial Van (“RCV”) platform which underpins the Electric Delivery Van (“EDV”) variant and the RCV variant), and (iii) our charging solutions, including the Rivian Adventure Network Direct Current fast chargers, and our at-home charging solutions, contain some proportion of 3TG.

Conflict Minerals Policy

Rivian’s Conflict Minerals Policy reflects our commitment to responsible sourcing, to performing due diligence in alignment with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (“OECD Guidance”), and to setting expectations with our suppliers to do the same.

Our Conflict Minerals Policy is available on Rivian’s website at https://rivian.com/sustainability.

Reasonable Country of Origin Inquiry

To conduct our RCOI, we identified a list of in-scope suppliers for the calendar year. We requested in-scope suppliers to provide supply chain information using the Conflict Minerals Reporting Template (“CMRT”). The CMRT is a standardized template created by Responsible Minerals Initiative (“RMI”) that facilitates the transfer of information through the supply chain. This information includes the smelters/refiners where 3TG material is processed, as well as location of origin information for that 3TG material. We then compared the smelters/refiners reported to us to the known facility information managed by RMI.

Based on our RCOI, we have reason to believe that some of the 3TG in our products may have originated in the Covered Countries. We performed due diligence, as described below, for all of the smelters/refiners reported to be in our supply chain.

The Appendix includes an aggregated list of the locations of origin from which 3TG used in our products, as reported to us by our suppliers, may have been sourced during the year ended December 31, 2023.

Note that there are inherent limitations to any RCOI process. Some suppliers provide CMRT responses at a company level, which means some of the smelters/refiners they report may not actually contribute to Rivian’s in-scope products. Our RCOI determination also relies, in large part, on aggregated origin information provided by RMI.

Due Diligence

Rivian’s due diligence process is designed to align with the five-step framework defined in the OECD Guidance. As a downstream company, Rivian’s due diligence is described below.

Step 1: Establish strong company management systems

Supply chain policy: Our Conflict Minerals Policy is available on Rivian’s website.
Internal team and governance: Rivian operates a cross-functional team to manage its conflict minerals program. This team includes representation from Engineering, Legal, and Sustainability. The team reports on Conflict Minerals Program activities to leadership within their respective organizations, and to the ESG Steering Committee, which includes members of the Rivian executive team.
Supply chain controls: Rivian includes minerals traceability and due diligence requirements in our Supplier Code of Conduct. As a downstream company, Rivian utilizes tools such as the CMRT to help identify smelters/refiners in our supply chain. We partner with a third party to maintain a database to assess due diligence information. This database compares the information reported by our suppliers on their CMRTs to information known about each smelter/refiner such as location and audit status. Our document retention policy provides that records related to our conflict minerals program should be retained for at least five years.
Supplier engagement: Conflict minerals sourcing requirements are listed in Rivian’s Supplier Code of Conduct and Conflict Minerals Policy.
Grievance mechanism: Smelter/refiner concerns may be submitted through the Minerals Grievance Platform (“MGP”), which is a cross-industry platform created by the RMI, in collaboration with London Bullion Market Association (“LBMA”) and Responsible Jewelry Council (“RJC”). The MGP can be accessed at https://mineralsgrievanceplatform.org/. Rivian also has a channel for employees and others to report concerns, as described in our Business Code of Conduct and Ethics.

Step 2: Identify and assess risks in the supply chain

Identify smelters/refiners in our supply chain: Rivian requested in-scope suppliers to provide a CMRT, which identified the conflict minerals in their products and the smelters/refiners which processed those conflict minerals.
Identify the scope of the risk assessment of the mineral supply chain: Risks in our supply chain may include direct suppliers not meeting our conflict minerals sourcing requirements, and/or smelters/refiners in our supply chain that have not undergone and passed an independent third-party audit.
Assess smelters/refiners’ due diligence: Rivian compared the smelters/refiners reported by our suppliers against the list of known facilities maintained by RMI.
Joint spot checks at the mineral smelter/refiner’s own facilities: Smelter/refiner spot checks are carried out by RMI staff and member companies. A key input to our due diligence on the extraction of minerals for electric vehicle production comes from RMI. As part of our RMI membership, Rivian receives support in monitoring smelters/refiners in our supply chain and collaborates with other member companies to reinforce responsible mining expectations in global supply chains.

Step 3: Design and implement a strategy to respond to identified risks

Report findings to designated senior management: Supply chain survey results and descriptions of Conflict Minerals Program activities are provided to our ESG Steering Committee.
Risk management plan: Rivian assesses and responds to risk in our supply chain. Supplier CMRT responses are analyzed by third-party software, and appropriate corrective actions are sent to suppliers in response. Risk assessment is a dynamic activity, and we monitor risks on an ongoing basis, so that we can take appropriate and timely mitigation actions.

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

Smelter/refiner independent third-party audits: As a downstream company, Rivian relies on smelter/refiner audits performed through industry organizations such as RMI’s Responsible Minerals Assurance Process (“RMAP”) and the Initiative for Responsible Mining Assurance (“IRMA”). We are active members of multiple RMI working groups, including the Smelter Engagement Team (“SET”), Minerals Reporting Templates Team (“MRT”), Due Diligence Practices Team (“DDPT”), and Emerging Minerals (“EM”). Rivian also participates in RMI mineral-specific teams, such as gold.

Step 5: Report annually on supply chain due diligence

Annual supply chain due diligence report: Beginning with the reporting year ended December 31, 2023, Rivian will publish an annual Conflict Minerals Report, which will be available on our website at https://rivian.com/sustainability.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to our strategic goals, reporting processes, plans regarding supplier outreach and due diligence, and industry collaborations. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements use these words or expressions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and our other filings with the Securities and Exchange Commission. The forward-looking statements in this report are based upon information available to us as of the date of this report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Documents Incorporated by Reference

Unless otherwise stated herein, any documents, third-party materials or references to websites are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

Appendix - Aggregated RCOI

Below is a list of the locations of origin from which 3TG used in our products, as reported to us by our suppliers, may have been sourced during the year ended December 31, 2023.

Algeria	Greece	Norway
Andorra	Grenada	Oman
Antigua and Barbuda	Guatemala	Pakistan
Argentina	Guinea	Panama
Australia	Guyana	Papua New Guinea
Austria	Honduras	Peru
Azerbaijan	Hong Kong	Philippines
Bahamas	Hungary	Poland
Bangladesh	Iceland	Portugal
Barbados	India	Puerto Rico
Belarus	Indonesia	Romania
Belgium	Ireland	Russian Federation
Benin	Israel	Rwanda
Bolivia, Plurinational State of	Italy	Saint Kitts and Nevis
Bosnia and Herzegovina	Jamaica	Saint Vincent and the Grenadines
Botswana	Japan	Saudi Arabia
Brazil	Jordan	Senegal
Bulgaria	Kazakhstan	Serbia
Burkina Faso	Kenya	Sierra Leone
Burundi	Korea, the Republic of	Singapore
Cambodia	Kuwait	Sint Maarten
Cameroon	Kyrgyzstan	Slovakia
Canada	Lao People's Democratic Republic	Slovenia
Cayman Islands	Latvia	South Africa
Chile	Lebanon	Spain
China	Liberia	Sudan
Colombia	Liechtenstein	Suriname
Congo, the Democratic Republic of the	Lithuania	Sweden
Costa Rica	Luxembourg	Switzerland
Côte d'Ivoire	Macao	Taiwan
Croatia	Madagascar	Tajikistan
Curaçao	Malaysia	Tanzania, the United Republic of
Cyprus	Mali	Thailand
Czechia	Malta	Trinidad and Tobago
Denmark	Mauritania	Tunisia
Dominican Republic	Mauritius	Türkiye
Ecuador	Mexico	Turks and Caicos Islands
Egypt	Monaco	Uganda
El Salvador	Mongolia	Ukraine

Estonia	Morocco	United Arab Emirates
Ethiopia	Mozambique	United Kingdom of Great Britain and Northern Ireland
Fiji	Myanmar	United States of America
Finland	Namibia	Uruguay
France	Netherlands, Kingdom of the	Uzbekistan
French Guiana	New Zealand	Viet Nam
Georgia	Nicaragua	Zambia
Germany	Niger	Zimbabwe
Ghana	Nigeria